Exhibit EX 1.06

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Software	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software to Hold Investor/Analyst Call June 4, 10:30AM EDT

on Update of Its Hybrid and Cloud Strategy

SHANGHAI, ATLANTA – June 01, 2010 - CDC Software (NASDAQ: CDCS) will hold a conference call to provide an update on the company’s hybrid software model and other financial information. To listen, call the access number a few minutes before the scheduled start time of the call.

•	Date: Friday, June 4, 2010

•	Time: 10:30 A.M. EDT

USA and Canada Toll Free Number:	(888) 603-6873
Int’l/Local Dial-In #:	(973) 582-2706

The conference ID number is # 79258126 and the call leader is Mr. Monish Bahl.

Webcast Link: Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the CDC Software website at www.cdcsoftware.com. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes prior to the call and download any necessary audio software.

For those unable to call in, a digital instant replay will be available after the call until June 11, 2010. Conference ID: # 79258126

Encore Dial In #:	(800) 642-1687

Encore Dial In #:	(706) 645-9291

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and a full range of services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended- hybrid deployment offerings. CDC Software’s solutions include enterprise requirements planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), global trade management, e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.